Free Writing Prospectus pursuant to Rule 433 dated May 8, 2026

Registration Statement No. 333-284538

ar

Market Linked Securities — Autocallable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index, the iShares® Expanded Tech-Software Sector ETF and the iShares® 20+ Year Treasury Bond ETF due November 30, 2029

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)	CUSIP:	40054RAC5
Market measures :	the Russell 2000® Index, the iShares® Expanded Tech-Software Sector ETF and the iShares® 20+ Year Treasury Bond ETF (each referred to as an “underlier,” and collectively as the “underliers”)	Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement
Fund underlying index:	with respect to the iShares® Expanded Tech-Software Sector ETF or the iShares® 20+ Year Treasury Bond ETF, the index tracked by such underlier
Pricing date:	expected to be May 27, 2026
Issue date:	expected to be June 1, 2026
Final calculation day:	expected to be November 27, 2029
Stated maturity date:	expected to be November 30, 2029
Starting value:	with respect to an underlier, the closing value of such underlier on the pricing date
Ending value:	with respect to an underlier, the closing value of such underlier on the final calculation day
Performance factor	with respect to an underlier on any call date, its closing value on such day divided by its starting value (expressed as a percentage)
Lowest performing underlier:	for any call date, the underlier with the lowest performance factor on that day

Hypothetical Payout Profile*

* assumes a call premium for such call settlement date equal to the lowest possible call premium that may be determined on the pricing date

Any positive return on the securities will be limited to the applicable call premium, even if the closing value of the lowest performing underlier on the applicable call date significantly exceeds its starting value. You will not participate in any appreciation of any underlier beyond the applicable fixed call premium.

If the securities are not automatically called and the ending value of the lowest performing underlier on the final calculation day is less than its downside threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the lowest performing underlier on the final calculation day and will lose more than 30%, and possibly all, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated May 8, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated May 8, 2026
●
WFS product supplement no. 9 dated January 20, 2026
●
Underlier supplement no. 48 dated March 24, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

Automatic call:

if the closing value of the lowest performing underlier on any call date is greater than or equal to its call threshold value, the securities will be automatically called, and on the related call settlement date you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus the call premium applicable to the relevant call date. The last call date is the final calculation day, and payment upon an automatic call on the final calculation day, if applicable, will be made on the stated maturity date.

Call threshold value:	with respect to an underlier, 82.00% of its starting value
Downside threshold value:	with respect to an underlier, 70.00% of its starting value
Downside threshold amount:	30.00%
Call dates and call premiums:

the actual call premium and payment per security upon an automatic call that is applicable to each call date will be determined on the pricing date and will be at least the values specified in the table below

Call settlement date:	three business days after the applicable call date; provided that the call settlement date for the last call date is the stated maturity date
Payment amount at maturity (for each $1,000 face amount of your securities)

•  if the ending value of the lowest performing underlier on the final calculation day is less than its call threshold value but greater than or equal to its downside threshold value: $1,000; or

•  if the ending value of the lowest performing underlier on the final calculation day is less than its downside threshold value:

$1,000 × performance factor of the lowest performing underlier on the final calculation day

Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

Call Dates and Call Premiums

Call Date	Call Premium	Payment per Security upon an Automatic Call
June 1, 2027	at least 12.00% of the face amount	at least $1,120.00
July 1, 2027	at least 13.00% of the face amount	at least $1,130.00
August 2, 2027	at least 14.00% of the face amount	at least $1,140.00
September 1, 2027	at least 15.00% of the face amount	at least $1,150.00
October 1, 2027	at least 16.00% of the face amount	at least $1,160.00
November 1, 2027	at least 17.00% of the face amount	at least $1,170.00
December 1, 2027	at least 18.00% of the face amount	at least $1,180.00
January 3, 2028	at least 19.00% of the face amount	at least $1,190.00
February 1, 2028	at least 20.00% of the face amount	at least $1,200.00
March 1, 2028	at least 21.00% of the face amount	at least $1,210.00
April 3, 2028	at least 22.00% of the face amount	at least $1,220.00
May 1, 2028	at least 23.00% of the face amount	at least $1,230.00
June 1, 2028	at least 24.00% of the face amount	at least $1,240.00
July 3, 2028	at least 25.00% of the face amount	at least $1,250.00
August 1, 2028	at least 26.00% of the face amount	at least $1,260.00
September 1, 2028	at least 27.00% of the face amount	at least $1,270.00
October 2, 2028	at least 28.00% of the face amount	at least $1,280.00
November 1, 2028	at least 29.00% of the face amount	at least $1,290.00
December 1, 2028	at least 30.00% of the face amount	at least $1,300.00
January 2, 2029	at least 31.00% of the face amount	at least $1,310.00
February 1, 2029	at least 32.00% of the face amount	at least $1,320.00
March 1, 2029	at least 33.00% of the face amount	at least $1,330.00
April 2, 2029	at least 34.00% of the face amount	at least $1,340.00
May 1, 2029	at least 35.00% of the face amount	at least $1,350.00
June 1, 2029	at least 36.00% of the face amount	at least $1,360.00
July 2, 2029	at least 37.00% of the face amount	at least $1,370.00
August 1, 2029	at least 38.00% of the face amount	at least $1,380.00
September 4, 2029	at least 39.00% of the face amount	at least $1,390.00
October 1, 2029	at least 40.00% of the face amount	at least $1,400.00
November 1, 2029	at least 41.00% of the face amount	at least $1,410.00
November 27, 2029	at least 42.00% of the face amount	at least $1,420.00

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 48, WFS product supplement no. 9 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 48, WFS product supplement no. 9 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 48, WFS product supplement no. 9 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 9, accompanying underlier supplement no. 48, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 9, accompanying underlier supplement no. 48, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “Risk Factors” in the accompanying WFS product supplement no. 9, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 48, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Offering Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Call Premium You Will Receive on a Call Settlement Date (Including the Stated Maturity Date) If Your Securities Are Automatically Called and the Amount You Will Receive on the Stated Maturity Date If Your Securities Are Not Automatically Called is Not Linked to the Closing Value of the Underliers at Any Time Other Than on the Applicable Call Date or the Final Calculation Day, as the Case May Be
▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Change in the Value of the Lowest Performing Underlier
▪
Because the Securities Are Linked to the Performance of the Lowest Performing Underlier, You Have a Greater Risk of Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlier
▪
A Higher Call Premium, a Lower Closing Value at or Above Which the Securities Will Be Automatically Called and/or a Lower Downside Threshold Value May Reflect Greater Expected Volatility of the Underliers, and Greater Expected Volatility Generally Indicates An Increased Risk of Declines in the Values of the Underliers and, Potentially, a Significant Loss at Maturity
▪
The Amount You Will Receive on a Call Settlement Date or on the Stated Maturity Date, as the Case May Be, Will Be Capped Due to the Applicable Call Premium
▪
The Maturity Payment Amount Will Be Based Solely on the Lowest Performing Underlier
▪
Your Securities Are Subject to Automatic Redemption
▪
Your Securities Do Not Bear Interest
▪
The Return on Your Securities Will Not Reflect Any Dividends Paid on the Funds or Any Underlier Securities
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Funds or Any Underlier Security.
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

Additional Risks Related to the Russell 2000® Index

▪
There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

Additional Risks Related to the Funds

▪
The Policies of the Fund Investment Advisor For Any Fund and of the Sponsor of the Fund Underlying Index Tracked By Any Fund Could Affect the Amount Payable on Your Securities and Their Market Value.
▪
There is No Assurance That an Active Trading Market Will Continue for the Fund or That There Will Be Liquidity in Any Such Trading Market; Further, the Funds Are Subject to Management Risks, Securities Lending Risks and Custody Risks
▪
Each Fund and Its Fund Underlying Index Are Different and the Performance of Each Fund May Not Correlate With the Performance of Its Fund Underlying Index.

Additional Risks Related to the iShares® Expanded Tech-Software Sector ETF

▪
The Underlier Is Concentrated in the Technology Sector and Does Not Provide Diversified Exposure
▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Securities from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Additional Risks Related to the iShares® 20+ Year Treasury Bond ETF

▪
Your Investment Is Subject to Concentration Risks
▪
The iShares® 20+ Year Treasury Bond ETF May Change in Unexpected Ways
▪
Your Investment Is Subject to Credit Risk and Interest Rate Risk, and May Significantly Underperform a Direct Investment in the iShares® 20+ Year Treasury Bond ETF

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Your Securities May Be Subject to the Constructive Ownership Rules
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between the underlier sponsor of the Russell 2000® Index and the issuer, see “The Underliers — Russell 2000® Index” on page S-89 of the accompanying underlier supplement no. 48.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underliers, the terms of the securities and certain risks.